UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2010 (May 25, 2010)

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On May 25, 2010, the Board of Directors (the “Board”) of Accuray Incorporated (the “Company”) appointed Dr. Jack Goldstein to fill a Class II vacancy on the Company’s Board.  Dr. Goldstein is an independent director within the meaning of the rules of the Nasdaq Stock Market.  Dr. Goldstein will stand for election with the other Class II directors at the Company’s 2011 annual meeting of stockholders.

Dr. Goldstein is currently an independent consultant who most recently served as President and Chief Operating Officer of Chiron Corporation from 2004 to 2006, and from 2002 to 2004 he served as President of Chiron Corporation’s Blood Testing Division. Prior to that, from 2000 to 2002, he was a general partner at Windamere Venture Partners and from 1997 to 2001 Dr. Goldstein was President and Chief Executive Officer at Applied Imaging Corporation. Dr. Goldstein serves on the board of directors of OncoGenex Pharmaceuticals, Inc. and Orasure Technologies, Inc. and previously served on the boards of Applied Imaging Corporation, Immucor and Illumina, Inc.

It is expected that Dr. Goldstein will serve on the Compensation Committee of the Board.

Dr. Goldstein will receive the same cash and equity compensation for his service on the Board and Board committees as is currently paid to all non-employee members of the Company’s Board.  A description of the compensation for non—employee directors is in the Company’s proxy statement for the 2009 annual meeting of stockholders and was unchanged in fiscal 2010.

There are no arrangements or understandings between Dr. Goldstein and the Company pursuant to which Dr. Goldstein was appointed as a director.  In addition, the Company is not aware of any related party transactions involving the Company and Dr. Goldstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: May 26, 2010	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary